Exhibit 99.1

NEWS

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 7, 2008—MGE Energy (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2008, of $13.8 million or 63 cents per share compared to $12.3 million or 59 cents per share for the same period in the prior year.

Earnings from the gas utility increased $1.1 million or 16.5% compared to the first quarter of 2007. The increase is primarily driven by higher retail therm sales of 12.9% during the quarter as a result of colder weather. Heating degree days (a measure for determining the impact of weather during the heating season) were 12.2% higher for the period compared to last year.

Another contributor to earnings for the three months ended March 31, 2008, is an increase in revenues from the recovery of costs related to MGE Energy's construction activities. As a result of the construction activities at Elm Road and the Top of Iowa III wind project, MGE Energy recognized $1.5 million in additional pretax income for the three months ended March 31, 2008, compared to the same period in the prior year. The 29.7 megawatt Top of Iowa III wind project went into production during the first quarter of 2008.

During the three months ended March 31, 2008, electric retail kilowatt-hour sales increased 1.9% from those in the same period in the prior year. The revenue generated from increased sales was offset by higher fuel and purchased power prices during the first quarter. Fuel and purchased power costs increased $2.6 million or 7.5% during the first quarter of 2008 compared to same period in the previous year.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 136,000 customers in Dane County, Wis., and purchases and distributes natural gas to 140,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2008	2007
Operating revenue	$189,996	$167,886
Operating income	$24,308	$21,633
Net income	$13,837	$12,302
Earnings per share (basic and diluted)	$0.63	$0.59
Weighted average shares outstanding (basic and diluted)	21,989	21,026

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Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com